Exhibit 99.1


                  DAIN RAUSCHER BOARD INCREASES
                 ANNUAL DIVIDEND 22% to 88 CENTS

MINNEAPOLIS (Feb. 5, 1998) -- The board of directors of Dain Rauscher Corporation (NYSE: DRC), parent company of full-service regional securities firm Dain Rauscher Incorporated, today authorized a 22-percent increase in the annual dividend to 88 cents per share. The board, which one year ago authorized a 20-percent increase to 72 cents, took the action consistent with the firm's strong performance and future prospects.

The first quarterly cash dividend of 22 cents per share is payable on March 17 to shareholders of record at the close of business on March 3.

Dain Rauscher currently has 12,299,447 shares of common stock outstanding.

Dain Rauscher Corporation, formerly Interra Financial, is the nation's 10th largest full-service securities firm with 1,270 private client and institutional investment executives and 3,500 employees. Founded in 1909, the Minneapolis-based securities firm serves individual investors predominately in the western half of the United States, and capital markets and correspondent clients in select markets throughout the nation. The company's broker-dealer, Dain Rauscher Incorporated, is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp. The company's common stock now trades on the NYSE under the symbol DRC (formerly IFI). Its headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, Minnesota, 55402-4422.

CONTACTS: Media -- Jennifer Driscoll (612) 373-1647, or jdriscoll@dainrauscher.com

Investors -- Neal St. Anthony (612) 371-2934, or nst.anthony@dainrauscher.com